UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

BIOFRONTERA INC.

(Exact name of registrant as specified in its charter)

Delaware	47-3765675
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

120 Presidential Way, Suite 330 Woburn, MA	01801
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

If this form relates to the registration of a class of securities with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A/A is being filed by Biofrontera Inc. (the “Company”) for the purpose of amending and supplementing the description of the Company’s securities contained in the Registration Statement on Form 8-A filed by the Company with the Securities and Exchange Commission on October 14, 2022 (the “Original Form 8-A”) in connection with Preferred Stock Purchase Rights under the Stockholder Rights Agreement (the “Rights Agreement”) between the Company and Computershare Trust Company, N.A., as Rights Agent (“Computershare”), dated October 13, 2022.

Item 1: Description of Registrant’s Securities to be Registered

Item 1 of the Original Form 8-A is incorporated herein by reference and is hereby amended and supplemented by adding the following:

On April 26, 2023, the Company and Computershare Trust Company, N.A., as Rights Agent, executed Amendment No. 1 to the Stockholder Rights Agreement (the “Amendment”), effective as of April 26, 2023, which makes the changes to the Rights Agreement described below. As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 17, 2023, the Amendment was entered into pursuant to the terms of a settlement agreement with Biofrontera AG.

Amendment to Definition of “Acquiring Person” and “Acting in Concert”

The Amendment amends the definition of “Acquiring Person” to increase, solely with respect to Biofrontera AG, the Acquiring Person trigger threshold from 20.00% to 29.96% calculated in the manner set forth in the Amendment. The trigger threshold remains 20.00% for all other persons, including associates and affiliates of Biofrontera AG.

In addition, amends the definition of “Acting in Concert” to remove provisions that might deem persons to be acting in concert without any agreement between those persons.

Amendment to Expiration Date

The Amendment also extends the expiration date of the Preferred Stock Purchase Rights to the earlier of (a) June 30, 2026 or (b) the first day after the Company’s 2025 annual meeting, if stockholder approval has not been obtained prior to such date.

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The foregoing description of the material terms of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Amendment, each of which is attached hereto as Exhibit 4.1 and 4.2, respectively, and is incorporated herein by reference.

Item 2: Exhibits

4.1	Stockholder Rights Agreement, dated as of October 13, 2022, between Biofrontera Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form 8-A, filed on October 14, 2022).

4.2	Amendment No. 1 to the Stockholder Rights Agreement, dated as of April 26, 2023, between Biofrontera Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on April 28, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BIOFRONTERA INC.

By:	/s/ Erica L. Monaco
Name:	Erica L. Monaco
Title:	Chief Executive Officer

Date: April 28, 2023